EXHIBIT 3.01

CERTIFICATE OF INCORPORATION

OF

ANNA’S LINENS, INC.

ARTICLE I

The name of this corporation is Anna’s Linens, Inc.

ARTICLE II

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 3500 South Dupont Highway in the City of Dover, County of Kent, Delaware 19801; and the name of the registered agent of the Corporation at such address is Paracorp Incorporated.

ARTICLE III

The nature of the business and the purposes to be conducted and promoted by the Corporation shall be to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

A. CLASSES OF STOCK. The Corporation is authorized to issue fifteen million (15,000,000) shares. Ten million (10,000,000) shares shall be Common Stock with a par value of $0.01 per share (“Common Stock”) and five million (5,000,000) shares shall be Preferred Stock with a par value of $0.01 per share (“Preferred Stock”).

B. RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF PREFERRED STOCK. Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation (the “Board of Directors”) as hereinafter provided. Any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law and this Certificate of Incorporation. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

C. COMMON STOCK. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon issuance of any such Preferred Stock. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

1. DIVIDEND RIGHTS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

2. LIQUIDATION RIGHTS. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

3. REDEMPTION. The Common Stock is not redeemable.

4. VOTING RIGHTS. Each share of Common Stock shall be entitled to one vote.

ARTICLE V

The corporation is to have perpetual existence.

ARTICLE VI

A. LIMITATION OF LIABILITY. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the

DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. INDEMNIFICATION; ADVANCEMENT OF EXPENSES. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is serving or had served as a director or officer of the Corporation or, while serving as such director or officer, is serving or had served at the request of the Corporation as a director, officer, employee or agent of, or in any other capacity with respect to, another corporation or a partnership, joint venture, trust or other entity or enterprise, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be changed or amended (but, in the case of any such change or amendment, only to the extent that such change or amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by an indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in Paragraph C of this Article VI with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article VI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter, an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.

C. ENFORCEMENT. If a claim under Paragraph B of this Article VI is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover payments by the Corporation to recover an advancement of expenses pursuant to terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (other than a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the DGCL. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication (as previously defined) that the indemnitee has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to the action. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

D. OTHER RIGHTS. The Corporation may, to the extent authorized in writing from time to time by its Board of Directors, grant rights to indemnification, and to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

E. NON-EXCLUSIVE. The right to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, the Bylaws, by agreement, vote of stockholders or disinterested directors, or otherwise.

F. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE VII

The name and mailing address of the Sole Incorporator is as follows:

Name	Address
Torrie M. Byers	1801 Century Park East, Suite 700
Los Angeles, California 90067

ARTICLE VIII

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors shall consist of one or more members, each of whom shall be a natural person. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE IX

Each reference in this Certificate of Incorporation to any provision of the DGCL refers to the specified provision of the DGCL, as the same now exists or as it may hereafter be amended or superseded.

ARTICLE X

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 25th day of March, 2005.

/s/ Torrie M. Byers
Name: Torrie M. Byers
Title: Sole Incorporator

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